Exhibit 10.34

DATED 28 September 2000

(1) HOGG GROUP PLC

- and -

(2) e-TRX LIMITED

- and -

(3) HOGG ROBINSON PLC

LEASE

relating to

3rd Floor, Pegasus House, Leicester

CONTENTS

1.	PARTICULARS	1

2.	DEFINITIONS AND INTERPRETATION	2

3.	THE DEMISE	9

4.	TENANT’S COVENANTS	10

5.	PROVISOS	35

6.	LANDLORD’S COVENANTS	40

7.	SURETY’S COVENANTS	43

8.	SERVICE CHARGE	44

9.	TENANT’S BREAK CLAUSE	46

SCHEDULE 1		46

	Description of the Demised Premises	46

SCHEDULE 2		47

	Rights granted to the Tenant	47

SCHEDULE 3		48

	Exceptions and reservations	48

SCHEDULE 4		49

	Services as referred to in clause 6	49

SCHEDULE 5		50

	Items of Expenditure as referred to in clause 8	50

SCHEDULE 6		54

	Deeds and documents containing matters to which the Demised Premises are subject	54

SCHEDULE 7		54

	Requirements of authorised guarantee agreement	54

THIS LEASE is made on 28 September 2000

BETWEEN the Landlord the Tenant and the Surety named in the Particulars hereunder

WITNESSES as follows:

1.	PARTICULARS

	Landlord:	HOGG GROUP PLC (company number 688743 England) whose registered office is at Lloyds Chambers Portsoken Street, London E1 8DF

	Tenant:	e-TRX LIMITED (company number 3841799) whose registered office is at Abbey House, 282 Farnborough Road, Farnborough, Hampshire GU14 7NJ

	Surety:	HOGG ROBINSON PLC (company number 2107443) whose registered office is at Abbey House aforesaid

	Demised Premises:	the property described in schedule 1

	Building:	the Landlord’s building known as Pegasus House, Leicester

	Contractual Term:	from 30 June 2000 and expiring on 27 July 2007

	Rent commencement date:	24 March 2001

	Initial Rent:	Thirty seven thousand eight hundred and eighteen pounds (£37,818) per annum (exclusive of value added tax)

	Review date:	30 June 2005

	Permitted use:	use of the Demised Premises as offices within class B(l) of the Schedule to the Town and Country Planning (Use Classes) Order 1987

2.	DEFINITIONS AND INTERPRETATION

2.1	Definitions

In this Lease the following words and expressions shall where the context so admits be deemed to have the following meanings:

“1995 Act” means the Landlord and Tenant (Covenants) Act 1995.

“Apparatus” means all lifts lift shafts escalators water treatment plant boilers heating and ventilation systems generators and all other plant machinery and equipment belonging to or in the control of the Landlord in or about or serving the Building including (without prejudice to the generality of the foregoing) the Conduits.

“Approval Date” means in relation to an application to the Landlord for consent hereunder the date on which such consent is formally granted in writing.

“arbitration” means the following procedure:

(a)	where this Lease provides that in case of dispute the matter shall be referred to arbitration either party may by giving written notice to the other invoke this procedure;

(b)	the matter in question shall be determined at the option of the Landlord either by an arbitrator or by an expert who shall be an independent valuer having experience of property being put to the same or similar use as the Demised Premises and of property in the same region in which the Demised Premises are situate such arbitrator or expert to be appointed in the absence of agreement by the President for the time being of the Royal Institution of Chartered Surveyors on the application of either party;

(c)	in the case of an arbitration it shall be conducted in accordance with the Arbitration Act 1996 and the costs of the arbitration shall be in the award of the arbitrator whose decisions shall be final and binding on the parties hereto with the further provision that if the arbitrator shall die or decline to act the President for the time being of the Royal Institution of Chartered Surveyors or the person acting on his behalf may on the application of either the Landlord or the Tenant by writing discharge the arbitrator and appoint another in his place;

(d)	in the case of reference to an expert:

(i)	the costs of the reference shall be in the award of the expert whose decision shall be final and binding on the parties;

(ii)	the expert shall afford to each of the parties an opportunity to make representations and counter representations to him; and

(iii)	if he shall die or delay or become unwilling, unfit or incapable of acting or if for any other reason the President for the time being of the Royal Institution of Chartered Surveyors or the person acting on his behalf shall in his absolute discretion think fit the President on the application of either party may by writing discharge him and appoint another expert in his place.

“Building” means the land and buildings known as Pegasus House, Burleys Way, Leicester which is registered at H M Land Registry under title number LT114381.

“Business Hours” means the usual business or working hours of the Building which shall be 8.00am to 6.30pm on Mondays to Fridays (inclusive) (exclusive of Christmas Day, Good Friday and all bank or public holidays) and such additional hours as may from time to time be specified by the Landlord in its absolute discretion.

“Conduits” means drains, sewers, conduits, flues, gutters, gullies, channels, ducts, shafts, watercourses, pipes, cables, wires, mains and other conducting media or any of them.

“common parts” means the access ways, pedestrian ways, courtyards, forecourts, entrance halls, passageways, staircases, lobbies, landings, lifts and any other amenities in the Building or within the curtilage thereof which are from time to time provided or designated by the Landlord for common use by the tenants and occupiers of the Building and all persons expressly or by implication authorised by them but excluding the Lettable Areas.

“Demised Premises” means the property described in schedule 1 and refers to each and every part of the Demised Premises including:

(a)	the internal plaster surfaces and finishes of all structural or load bearing walls and columns therein or which enclose the same but not any other part of such walls;

(b)	the flooring, raised floors and floor screeds so that the lower limit of the Demised Premises shall include such flooring, raised floors and floor screeds but shall not extend to anything below them;

(c)	the ceiling and ceiling finishes (including the whole of any false ceiling) so that the upper limit of the Demised Premises shall include such ceiling and ceiling finishes but shall not extend to anything above them;

(d)	all internal walls of the Demised Premises;

(e)	all walls of the Demised Premises which divide the Demised Premises from the remainder of the Building up to one half of their depth severed vertically;

(f)	all structures now or at any time during the Term erected or in course of erection therein and each and every part thereof;

(g)	all alterations, additions and improvements from time to time made during the Term;

(h)	all the Landlord’s fixtures and fittings now or hereafter on the Demised Premises or any part thereof and fixtures of every kind which shall from time to time be in or upon the Demised Premises (whether originally affixed or fastened to or upon the same or otherwise) except such Tenant’s fixtures as can be removed from the Demised Premises without defacing the same;

(i)	all sanitary and hot and cold water apparatus and equipment and the radiators (if any) therein;

(j)	the window frames, glass, sash cords, doors, conducting media and electrical and heating installations within the confines of the Demised Premises;

(k)	any conducting media that exclusively serve the Demised Premises but that are not within the provisions of (i) above.

“Encumbrances” means the restrictions, stipulations, covenants, rights, reservations, provisions and other matters contained imposed by or referred to in the Property and Charges “Register of title number LT114381, the Headlease and the deed of variation, brief particulars of which are set out in schedule 6.

“Environmental Protection Act” means the Environmental Protection Act 1990 and any Act or Acts amending replacing or modifying such Act for the time being in force or of a similar nature and all orders and regulations thereunder for the time being in force.

“Group Company” means a company which is a member of the same group of companies as the Tenant (as defined in section 42 of the Landlord and Tenant Act 1954 (as amended))

“Headlease” means the superior lease under which the Landlord holds the Building dated 7 June 1973 and made between (1) The Lord Mayor Aldermen and Citizens of the City of Leicester and (2) Surplus Lands Development Company Limited as varied by a deed of variation dated 10 November 1980 and made between (1) Leicester City Council and (2) Hogg Robinson Group Limited.

“Insured Risks” means fire storm tempest flood earthquake lightning explosion impact aircraft (other than hostile aircraft) and other aerial devices and articles dropped therefrom riot civil commotion and, malicious damage bursting or overflowing of water tanks apparatus or pipes and such other risks as the Landlord may in its reasonable discretion from time to time determine subject to such exclusions excesses and limitations as may be imposed by the insurers and are normal for such policy.

“Landlord” means the person for the time being entitled to the reversion immediately expectant upon the determination of the Term (being at the date hereof the party stated as such in the Particulars).

“Lease” means this lease and includes any instruments supplemental to it.

“Lettable Areas” means those parts of the Building leased or intended to be leased to occupational tenants.

“Outgoings” means all general rates, water rates, water charges and all existing and future rates, taxes, charges, assessments, impositions and outgoings whatsoever (whether parliamentary, municipal, parochial or otherwise) which are now or may at any time in the future be payable, charged or assessed on property or the owner or occupier of property (other than taxes imposed on the Landlord in respect of the yearly rent reserved by this Lease or in respect of a disposal or dealing with the reversionary interest in the Demised Premises).

“Particulars” means the particulars in clause 1.

“Permitted Use” means the use stated as such in the Particulars.

“Perpetuity Period” means the period of 80 years commencing on the date of this Lease being the perpetuity period for the purposes of section 1 of the Perpetuities and Accumulations Act 1964 applicable to this Lease.

“Plan” means the plan or plans annexed hereto.

“Planning Acts” means the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 and any Act or Acts amending replacing or modifying any of such Acts for the time being in force or of a similar nature and all orders and regulations thereunder for the time being in force.

“Rent Commencement Date” means the date stated as such in the Particulars.

“Rent Days” means 25 March 24 June 29 September and 25 December in each year and “Rent Day” shall mean any of such days as the context requires.

“Retained Parts” means all parts of the Building which do not comprise Lettable Areas including but not limited to:

(a)	the common parts;

(b)	office and residential or other accommodation which may from time to time be reserved in the Building for staff;

(c)	any parts of the Building reserved by the Landlord for the housing of plant, machinery and equipment or otherwise in connection with or required for the provision of services;

(d)	all conduits in upon over or under or exclusively serving the Building except any that form part of the Lettable Areas;

(e)	the main structure of the Building and in particular but not by way of limitation the roof, foundations, external walls, internal load bearing walls and the structural parts of the roofs, ceilings and floors, all party structures, boundary walls, railings and fences and all exterior parts of the Building and all roads, pavements, pavement lights and car parking areas (if any) within the curtilage of the Building.

“Stipulated Rate” means in relation to interest the rate of four per cent over the base rate of Barclays Bank PLC for the time being and from time to time prevailing (as well after as before judgment) or such other comparable rate as the Landlord may reasonably designate if the base rate shall cease to be published.

“Superior Landlord” means the Leicester City Council and includes all its successors in title.

“Surety” means the party stated as such in the Particulars and includes the personal representatives of the Surety and any other person who may from time to time guarantee all or any of the Tenant’s obligations under this Lease.

“Surveyor” means any person appointed by the Landlord (including an employee of the Landlord or a group company and the person appointed by the Landlord to collect the rents and manage the Building) to perform the function of a surveyor for the purpose of this Lease.

“Tenant” means the party stated as such in the Particulars and shall include such party’s successors in title to this Lease.

“Term” means the Contractual Term together with any continuation or extension • thereof (whether statutory or by the Tenant holding over or for any other reason).

“VAT” means value added tax or any tax of a similar nature that may be substituted for it or levied in addition to it.

2.2	Interpretation

In this Lease unless there be something in the subject or context inconsistent therewith:

2.2.1	Where the expressions the “Tenant” or the “Surety” (if any) include two or more persons they shall include the plural number and obligations expressed or implied to be made by or with any of such persons shall be deemed to be made by or with such persons jointly and severally

2.2.2	Any covenant by the Tenant not to do or omit to do an act or thing shall be deemed to include an obligation not to permit or suffer such act or thing to be done or omitted to be done as the case may be

2.2.3	Any reference to parting with possession shall be deemed to include sharing possession and any occupation whatsoever by a licensee

2.2.4	Any reference in this Lease to the Landlord’s consent shall include where necessary the consent of both the Landlord and all superior landlords (if any)

2.2.5	Any references to a right exercisable by the Landlord shall include where necessary the exercise of such right by all superior landlords (if any) and all persons authorised by the Landlord or any superior landlord

2.2.6	Any reference to a statute shall include any statutory extension or modification or re-enactment of such statute and any order instrument plan regulation permission or direction made or issued thereunder or deriving validity therefrom

2.2.7	Words importing the singular meaning shall include the plural meaning and vice versa and words importing the masculine feminine and neuter genders shall include the other or others of such genders

2.2.8	The clause and paragraph headings and the index are for convenience only and shall not affect the construction of this Lease

2.2.9	For the avoidance of any doubt expressions used in the Particulars shall have the same meanings when used elsewhere in this Lease

2.2.10	Any reference to a clause paragraph or schedule shall be a reference to the clause or paragraph of or schedule to this Lease so numbered

3.	THE DEMISE

In consideration of the rent and the covenants reserved by and contained in this Lease and at the request of the Surety:

3.1	the Landlord demises to the Tenant:

3.1.1	all the Demised Premises;

3.1.2	together with so far as the Landlord can grant the same the rights set out in schedule 2; and

3.1.3	except and reserved to the Landlord and all persons authorised by the Landlord or entitled thereto as stated in schedule 3;

3.1.4	subject to the encumbrances referred to in schedule 6;

3.2	for the Contractual Term; and

3.3	the Tenant yielding and paying during the Term and so in proportion for any less period than a year without any deduction

3.3.1	the yearly rent being the Initial Rent

3.3.2	as additional rent on demand the monies payable by the Tenant under clause 4.3

3.3.3	as additional rent the sums calculated and payable at the times and in accordance with clause 8 hereof

3.3.4	the monies referred to in Clause 4.1.2 and clause 4.21 on demand.

4.	TENANT’S COVENANTS

The Tenant covenants with the Landlord as follows:

4.1	Rent

4.1.1	To pay the several rents reserved by this Lease at the times and in the manner aforesaid together with any interim rent or rents at any time agreed or ordered without any deductions and not to exercise or seek to exercise any right or claim to withhold rent or any right or claim to legal or equitable set-off.

4.1.2	If and whenever the Tenant shall fail to pay the rents or any other monies due under this Lease on the due date (whether formally demanded or not) or the Landlord shall with good reason refuse to accept the same then (without prejudice to any other right or remedy of the Landlord including the right of re-entry hereinafter contained) the Tenant shall pay to the Landlord (whether formally demanded or not) interest at the Stipulated Rate on such rents or other monies as the case may be from the date when the same became due until payment thereof (as well after as before judgment).

4.2	Outgoings

4.2.1	To pay and discharge all Outgoings in respect of the Demised Premises.

4.2.2	To refund to the Landlord on demand (in case any of the Outgoings are payable, charged or assessed on other property including Demised Premises) a fair and proper proportion attributable to the Demised Premises such proportion to be fairly and properly determined by the Landlord or the Landlord’s Surveyor.

4.2.3	If the Landlord shall suffer any loss of rating relief which may be applicable to empty premises after the end of the Term by reason of such relief being allowed to the Tenant in respect of any period before the end of the Term to make good such loss to the Landlord.

4.2.4	To pay for all gas and electricity consumed on the Demised Premises and all connection charges, charges for meters and all standing charges.

4.3	Insurance premium

4.3.1	To pay to the Landlord the due proportion to be determined fairly and properly by the Landlord or the Landlord’s Surveyor of the insurance premiums incurred with respect to the Insured Risks as to which the following provisions shall apply:

4.3.1.1	the insurance premiums shall include all monies expended or required to be expended by the Landlord in effecting and/or maintaining cover against the Insured Risks (including the cost of valuations for insurance purposes);

4.3.1.2	the Tenant’s liability shall include the whole of any increase in the insurance premiums or expense of renewal payable by reason of any act or omission of the Tenant or any person deriving possession, occupation or enjoyment of the Demised Premises through the Tenant and also the whole of any increase in the insurance premiums for the Demised Premises attributable to the character of the Tenant or to the particular use of the Demised Premises made by the Tenant and those deriving title under the Tenant or to the condition of the Demised Premises;

4.3.1.3	the due proportion to be determined fairly and properly by the Landlord or the Landlord’s Surveyor of insurance premiums shall be payable by the Tenant to the Landlord on demand.

4.4	Repair

4.4.1	To repair, cleanse and maintain and keep in good and substantial repair and condition fully cleansed and maintained the Demises Premises (damage by the Insured Risks excepted save to the extent that payment of the insurance monies shall be withheld by reason of any act, neglect or default of the Tenant or any undertenant or any person under its or their control).

4.4.2	The obligations in clause 4.4.1 extend to all improvements and additions made by the Tenant to the Demised Premises and all Landlord’s fixtures, fittings and appurtenances of whatever nature affixed or fastened to the Demised Premises.

4.4.3	The obligations in clause 4.4.1 do not extend to damage by Insured Risks unless and to the extent that the policies of insurance in respect of Insured Risks effected by the Landlord are vitiated or the policy monies are withheld by reason of any act or omission of the Tenant, its employees or agents.

4.4.4	To maintain in good and serviceable repair and condition the Landlord’s fixtures and fittings and all apparatus plant machinery and equipment (including but without prejudice to the generality of the foregoing any lifts or lift shafts and any heating or air conditioning systems and any sprinkler system) in or upon the Demised Premises and to replace such of them as may become worn out lost unfit for use or destroyed by substituting others of a like or more modern nature and of good quality and if the Landlord shall at any time so require to enter into agreements upon terms first approved in writing by the Landlord with the manufacturers thereof or with approved maintenance contractors for the regular inspection and servicing of the same.

4.4.5

To remedy any breach of covenant and to repair and make good all defects decays and wants of repair in respect of the Demised Premises of which notice in writing shall be given by the Landlord to the Tenant and for which the Tenant may be liable hereunder within one calendar month after the giving of such notice provided that in the case of default by the Tenant it shall be lawful for (but not obligatory upon) the Landlord (but without prejudice to the right of re-entry hereinafter contained or other rights of the Landlord with regard thereto) to enter upon the Demised Premises and remedy the breach and/or make good such defects decays and wants of repair and the cost thereof and all expenses (including surveyors’ and other professional fees) together with interest thereon at the Stipulated Rate from the date of expenditure by the Landlord until payment by the Tenant as well after as before judgment shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action.

4.4.6	To keep the Demised Premises clean and in a neat and tidy condition and keep all rubbish and waste in enclosed receptacles on the Demised Premises or where the Landlord directs and to empty the same at least once a week.

4.4.7	To clean as often as may be requisite the inside of the window panes and frames of the Demised Premises.

4.4.8	To pay on demand the sum equivalent to the loss of rent incurred by the Landlord during such period as is reasonably required for the carrying out of works after the end of this Lease by reason of any breach of this clause 4.4 without prejudice to any other rights of the Landlord.

4.5	Decorations

In every fifth year of the Term and in the last three months of the Term howsoever determined to decorate the inside of the Demised Premises with two coats of good quality paint and with paper for those parts normally papered or other suitable and appropriate materials of good quality in a workmanlike manner such decorations in the last three months of the Term to be executed in such colours, patterns and materials as the Landlord may reasonably and properly require.

4.6	Landlord’s right of inspection and right of repair

To permit the Landlord and its servants or agents at all reasonable times upon reasonable prior notice (except in emergency) to enter into, inspect and view the Demised Premises and examine their condition and also to take a schedule of fixtures in the Demised Premises.

4.7	Yield up in repair at the end of the Term

At the expiration or earlier determination of the Term or at such later time as the Landlord recovers possession of the Demised Premises from the Tenant:

4.7.1	quietly to yield up the Demised Premises (together with all additions and improvements to the Demised Premises and all fixtures which during the Term may be fixed or fastened to or upon the Demised Premises other than tenant’s fixtures removable by the Tenant) decorated, repaired, cleansed and kept in accordance with the Tenant’s covenants contained in this Lease (damage by Insured Risks excepted unless and to the extent that the policies of insurance in respect of Insured Risks effected by the Landlord are vitiated or the policy monies are withheld by reason of any act or omission of the Tenant, its employees or agents);

4.7.2	if so requested by the Landlord to remove from the Demised Premises all the Tenant’s belongings - that is to say trade, fixtures and fittings and all notices, notice boards and signs bearing the name of or otherwise relating to the Tenant (including in this context any persons deriving title to the Demises Premises under the Tenant) or its business;

4.7.3	to make good to the satisfaction of the Landlord all damage to the Demised Premises resulting from the removal of the Tenant’s belongings from the Demised Premises; and

4.7.4	unless otherwise required by the Landlord:

4.7.4.1	to remove and make good all alterations or additions made to the Demised Premises during the Term to the reasonable satisfaction of the Landlord; and

4.7.4.2	well and substantially to reinstate the Demised Premises to open plan offices in such manner as the Landlord shall direct and to its reasonable satisfaction.

4.8	Landlord’s right of entry for repairs etc

4.8.1	To permit the Landlord and the agents, workmen and others employed by the Landlord or by the other owners, tenants or occupiers of any adjoining or neighbouring property at reasonable times after giving to the Tenant written notice (except in an emergency) to enter upon the Demised Premises:

4.8.1.1	to examine the state of repair and condition thereof

4.8.1.2	to alter, maintain or repair adjoining premises or property of the Landlord or persons so entering; or

4.8.1.3	to construct, alter, maintain, repair or fix anything serving such property and running through or on the Demised Premises; or

4.8.1.4	to comply with an obligation to any third party having legal rights over the Demised Premises; or

4.8.1.5	in exercise of a right or to comply with an obligation of the Landlord under this Lease; or

4.8.1.6	in connection with the development of any adjoining or neighbouring land or premises including the right to build on or onto or in prolongation of any boundary wall of the Demised Premises,

provided that in exercising the foregoing right the Landlord (or other person entering) shall cause as little interference as possible to the Demised Premises or the Tenant’s fixtures and fittings therein and shall as soon as reasonably practicable make good any damage caused to the Demised Premises or the fixtures and fittings by the exercise of the said right.

4.8.2	Upon becoming aware of any defects in the building which are “relevant defects” for the purposes of section 4 of the Defective Premises Act 1972 to give notice of them to the Landlord.

4.9	Alterations

4.9.1	Not to alter, divide, cut, maim, injure or remove any of the principal or load bearing walls, floors, beams or columns of or enclosing the Demised Premises nor to make any other alterations or additions of a structural nature nor to make any alteration or addition (whether structural or non-structural) to the exterior of the Demised Premises or to the external appearance of the Demised Premises.

4.9.2	Not to make any alterations or additions to the Landlord’s fixtures not to make any internal non-structural alterations or additions whatsoever of in or to the Demised Premises except

4.9.2.1	with the prior written consent of the Landlord (which shall not be unreasonably withheld or delayed)

4.9.2.2	prior to the commencement of any such alterations or additions the Tenant shall obtain all town planning, bye-law and other necessary consents, permissions, certificates and approvals at its own expense which are or may be necessary for the carrying out of works and will carry out the works fully in compliance with such consents

4.9.2.3	on condition that prior to the commencement of the works the Tenant will inform the Landlord of the works and pay any increase in insurance premiums which may result or be required by reason thereof

4.9.2.4	in accordance with drawings and specifications previously submitted in triplicate to and approved in writing by or on behalf of the Landlord (such approval not to be unreasonably withheld or delayed)

4.9.2.5	the Tenant will indemnify and keep the Landlord indemnified against any loss, claims, damages or expenses whatsoever arising by reason of the carrying out of the works

4.9.2.6	the Tenant will carry out the works and complete the same in a good and workmanlike manner to the reasonable satisfaction of the Surveyor and also in compliance with any reasonable recommendation of the Surveyor and

4.9.2.7	where the Landlord grants any such consent as aforesaid it may require the Tenant to enter into such covenants as may be required regarding the execution of such works and the reinstatement of the Demised Premises at the end or sooner determination of the Term.

4.9.3	Not to make or carry out any alteration addition or extension to any of the water gas electricity and other public utility service systems serving the Demised Premises except with the prior written consent of the Landlord (which shall not be unreasonably withheld or delayed) and in accordance with the relevant codes of practice of the statutory undertaker concerned and to supply to the Landlord upon request an adequate drawing or drawings showing the actual position of all pipes wires cables and other services within the Demised Premises installed amended or extended by the Tenant

4.9.4	In the event of the Tenant failing to observe this covenant it shall be lawful for the Landlord and its agents or surveyors with or without workmen and others and all persons authorised by the Landlord with any necessary materials and appliances to enter upon the Demised Premises and remove any alterations or additions and execute such works as may be necessary to restore the Demised Premises to their former state and the cost thereof and all expenses (including surveyors’ and other professional fees) together with interest thereon at the Stipulated Rate from the date of expenditure by the Landlord until payment by theTenant as well after as before judgment shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action

4.10	Alienation

4.10.1	Not to assign underlet or charge part only of the Demised Premises

4.10.2	Save for an underletting in accordance with the succeeding provisions of this clause not to underlet the whole of the Demised Premises or to part with possession of or share occupation of the whole or any part of the Demised Premises and not to permit any person deriving title under the Tenant by way of permitted underlease so to do in respect of the Demised Premises

4.10.3	Not under any circumstances to create or permit the creation of any interest derived out of this Lease whether mediate or immediate and however remote or inferior

4.10.3.1	at a fine or premium or other capital sum (and so that no such fine premium or other capital sum shall be taken)

4.10.3.2	except at a rent which is not less than the open market rental value of the Demised Premises or the rent hereby reserved at the time of such underletting whichever is the higher

4.10.3.3	except on terms which prohibit the commutation of rent

4.10.4	Not to assign part with possession or charge the whole of the Demised Premises nor permit any person deriving title under the Tenant so to do without the prior written consent of the Landlord which shall not be unreasonably withheld but so that for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 (as amended by the 1995 Act) it is agreed that it shall be reasonable for the Landlord to withhold consent to an assignment of the whole of the Demised Premises unless:

4.10.4.1	the assignee is not a Group Company

4.10.4.2	the assignee shall by deed enter into a direct covenant with the Landlord to observe and perform the covenants and provisions of and to pay the rents reserved by this Lease for (subject to the provisions of the 1995 Act) the remainder of the Term and a guarantor or guarantors acceptable to the Landlord (if more than one jointly and severally) shall if the Landlord reasonably so requires enter into a covenant and guarantee with and to the Landlord in the terms set out in clause 7 as if references therein to the “Tenant” were references to the assignee and

4.10.4.3	the Tenant together with any other person in whom the term created by this Lease shall previously have been vested and who has not been released from liability hereunder by virtue of section 11 of the 1995 Act shall by deed enter into an authorised guarantee agreement in respect of the assignee which shall satisfy the requirements set out in schedule 7 and

4.10.4.4	each person who is guarantor of the Tenant under this Lease immediately prior to the assignment shall enter into a guarantee in the same terms (mutatis mutandis) as clause 7 in respect of the liability of the Tenant under any authorised guarantee agreement and

4.10.4.5	the Tenant permits every rent deposit or other security held by the Landlord immediately prior to the assignment in respect of any liability of the Tenant under this Lease to be held as security for the liability of the Tenant under any authorised guarantee agreement and

4.10.4.6	at the Approval Date no rent or other monies are due to the Landlord under this Lease and unpaid and

4.10.4.7	the Tenant and/or the assignee complies with such other conditions as the Landlord may reasonably impose

4.10.5	Subject as aforesaid not to underlet the whole of the Demised Premises without the prior written consent of the Landlord (which shall not be unreasonably withheld)

4.10.6	To procure in the case of any permitted underletting of the Demised Premises (whether mediate or immediate) that on or before the grant of the relevant underlease:

4.10.6.1	the underlessee shall covenant with the Landlord by deed to observe and perform the Tenant’s covenants and conditions in this Lease (except the covenant to pay rent) and those of the underlessee in the relevant underlease

4.10.6.2	if the Landlord shall so require a guarantor or guarantors acceptable to the Landlord shall covenant (if more than one jointly and severally) with the Landlord to guarantee the observance and performance by the underlessee of its covenants to be contained in such underlease such guarantee to be given (mutatis mutandis) in the form of the provisions contained in clause 7

4.10.7	To procure that any permitted immediate or mediate underlease is in a form approved by the Landlord (such approval not to be unreasonably withheld or delayed) and in particular contains:

4.10.7.1	covenants by the underlessee with the underlessor prohibiting the underlessee from doing or allowing any act or thing on or in relation to the premises demised by such underlease inconsistent with or in breach of the Tenant’s obligations in this Lease

4.10.7.2	a condition for re-entry by the underlessor on breach of any covenant by the underlessee

4.10.7.3	the same restrictions on assignment underletting parting with possession and sharing of occupation and the same provisions for direct covenants and registration as in this Lease

4.10.7.4	a prohibition on any assignment of the whole of the premises demised by the underlease without the consent of the Landlord

4.10.7.5	an agreement duly authorised by an order of a court of competent jurisdiction excluding in relation to that underlease the provisions of sections 24 to 28 of the Landlord and Tenant Act 1954 (as amended) or any modification or re-enactment thereof

4.10.8	To enforce performance by every such underlessee of the covenants and conditions in its underlease and not to release or waive any such covenants or conditions

4.10.9	To operate and enforce all provisions for the review of rent contained in any underlease but not to agree the amount of any revised rent arising as a result of any such review of rent without the prior written consent of the Landlord (such consent not to be unreasonably withheld)

4.10.10	Upon every application for consent required by this clause to disclose to the Landlord such information as to the terms proposed as the Landlord may require

4.10.11	Not to enter into any variation of the terms of any underlease nor to accept a surrender of the same in respect of part only (as opposed to the whole) of the premises underlet

4.10.12	Notwithstanding the foregoing provisions of this clause 4.10 the Tenant shall be entitled without the Landlord’s consent to share occupation of the Premises with any Group Company provided that

4.10.12.1	no relationship of landlord and tenant is thereby created

4.10.12.2	such company vacates the Premises forthwith upon ceasing to be a Group Company and

4.10.12.3	the Landlord is notified of the name and address of such company within seven days of the commencement of its occupation

4.11	Registration of documents

4.11.1	Within one month after any assignment or underlease or any transmission or other devolution relating to the Demised Premises or any part thereof to give notice thereof to the Landlord’s solicitor and to furnish him with a certified copy of any document relating thereto and to pay to the Landlord’s solicitor a reasonable fee (not being less than £30) plus VAT thereon

4.11.2	To supply to the Landlord on request the names and addresses of any tenant deriving title from the Tenant (whether mediately or immediately) together with details of the rent payable by any such tenant and the other terms of such tenancy

4.11.3	To supply to the Landlord any details required by the Landlord pursuant to section 40 of the Landlord and Tenant Act 1954 and to supply the Landlord with full details of any notices given pursuant to section 25 of the Landlord and Tenant Act 1954 by the Tenant to any sub-tenant and full details of any notices received by the Tenant from any sub-tenant pursuant to section 26 of the Landlord and Tenant Act 1954

4.12	Enforcement of underleases

4.12.1	Not without the consent of the Landlord to vary the terms or waive the benefit of any covenant on the part of a sub-tenant or condition contained in an underlease of the Demised Premises.

4.12.2	Not without the consent of the Landlord to accept a surrender of any underlease of the Demised Premises.

4.12.3	Diligently to enforce the covenants on the part of a sub-tenant and the conditions contained in an underlease of the Demised Premises and (if so required by the Landlord) to exercise by way of enforcement the powers of re-entry contained in the underlease.

4.12.4	Not without the consent of the Landlord to accept any sum or payment in kind by way of commutation of the rent payable by a sub-tenant of the Demised Premises.

4.12.5	Not to accept the payment of rent from a sub-tenant of the Demised Premises otherwise than by regular quarterly (or more frequent) payments in advance.

4.12.6	Duly and punctually to exercise all rights to revise the rent reserved by an underlease of the Demised Premises.

4.13	User

4.13.1	To use the Demised Premises for the Permitted Use and not for any other purposes.

4.13.2	Nothing contained in this Lease shall imply or be treated as a warranty to the effect that the use of the Demised Premises for the purposes above mentioned is in compliance with all town planning laws and regulations now or from time to time in force.

4.13.3	To ensure that at all times the Landlord has written notice of the names, home addresses and home telephone numbers of at least two key holders of the Demised Premises.

4.13.4	To provide the Landlord with a set of keys to the Demised Premises to enable the Landlord or its agents and others authorised by the Landlord to enter the Demised Premises for security purposes or in case of emergency.

4.14	Restrictions affecting use of the Demised Premises

4.14.1	Not to store in the Demised Premises any petrol or other specially inflammable, explosive or combustible substance.

4.14.2	Not to use the Demised Premises for any noxious, noisy or offensive trade or business nor for any illegal or immoral act or purpose.

4.14.3	Not to hold in or on the Demised Premises any exhibition, public meeting or public entertainment.

4.14.4	Not to do in or upon the Demised Premises anything which may be or grow to be a nuisance, annoyance, disturbance, inconvenience or damage to the Landlord or to the owners, tenants and occupiers of adjoining and neighbouring properties.

4.14.5	Not to load or use the floors, walls, ceilings or structure of the Demised Premises in any manner which will cause strain, damage or interference with the structural parts, loadbearing framework, roof, foundations, joists and external walls of the Demised Premises.

4.14.6	Not to overload the electrical installation or Conduits in the Demised Premises.

4.14.7	Not to do to omit to do anything which interferes with or which imposes an additional loading on any ventilation, heating, air conditioning or other plant or machinery serving the Demised Premises.

4.14.8	Not to do anything whereby any policy of insurance on, including or in any way relating to the Demised Premises taken out by the Landlord may become void or voidable or whereby the rate of premium thereon may be increased but to provide efficient fire extinguishers of a type approved by the Landlord and to take such other precautions against fire as may be deemed necessary by the Landlord or its insurers.

4.14.9	Not to permit the drains to be obstructed by oil, grease or other deleterious matter but to keep the Demised Premises thoroughly cleaned and to clean the drains serving the Demised Premises as often as may be necessary.

4.14.10	Not to give any bill of sale or other preferential security on the stock-in- trade or personal chattels of the Tenant for the time being on or about the Demised Premises.

4.14.11	Not to permit the common parts to be obstructed.

4.14.12	Not to leave the Demised Premises continuously unoccupied for more than 30 days without:

4.14.12.1	notifying the Landlord; and

4.14.12.2	providing and paying for such caretaking or security arrangements as the Landlord shall reasonably require in order to protect the Demised Premises from vandalism, theft or unlawful occupation.

4.15	Advertisements and signs

4.15.1	Not to place or display on the exterior of the Demised Premises or on the windows or inside the Demised Premises so as to be visible from the exterior of the Demised Premises any name, writing, notice, sign, illuminated sign, display of lights, placard, poster, sticker or advertisement provided that the Tenant may display on the entrance door to the Demised Premises a suitable sign of a size and kind first approved by the Landlord or the Landlord’s Surveyor showing the Tenant’s name and business or profession.

4.15.2	If any name, writing, notice, sign, placard, poster, sticker or advertisement shall be placed or displayed in breach of these provisions to permit the Landlord to enter the Demised Premises and remove such name, writing, notice, sign, placard, poster, sticker or advertisement and to pay to the Landlord on demand the expense of so doing.

4.16	Encumbrances

To observe and perform the obligations and liability comprising the Encumbrances so far as they relate to the Demised Premises and are capable of being enforced and to indemnify and keep indemnified the Landlord against any liability whatsoever arising out of the breach, non-observance or non-performance of such obligations and liabilities.

4.17	Compliance with statutes etc

4.17.1	To comply in all respects with the provisions of all statutes and instruments pursuant to them for the time being in force and requirements of any competent authority relating to the Demised Premises or anything done in or upon them by the Tenant and to indemnify the Landlord against all actions, proceedings, claims or demands which may be brought or made by reason of such statutes or requirements or any default in compliance with them.

4.17.2	In particular but without prejudice to the generality of clause 4.17.1:

4.17.2.1	to comply with all requirements under any present or future Act of Parliament, order, bye-law or regulation as to the use or occupation of or otherwise concerning the Demised Premises;

4.17.2.2	to execute with all due diligence (commencing work within two months or sooner if necessary and then proceeding continuously) all works to the Demised Premises for which the Tenant is liable in accordance with this clause 4.17 and of which the Landlord has given notice to the Tenant; and

4.17.2.3	if the Tenant shall not comply with clause 4.17.2.2 to permit the Landlord to enter the Demised Premises to carry out such works and to pay to the Landlord on demand the expense of so doing (including surveyors’ and other professional advisers’ fees) together with interest at the Stipulated Rate from the date of expenditure until payment by the Tenant to the Landlord (such monies to be recoverable as if they were rent in arrear);

4.17.2.4	to pay to the Landlord on demand a due proportion of the amount (such proportion and amount to be certified by the

Landlord’s surveyors whose certificate shall be conclusive) of any expense incurred by the Landlord in complying with the requirements of any statute or instrument pursuant thereto or the requirements of any competent authority in relation to the Building and to give notice forthwith to the Landlord of any notice or order or proposal for a notice or order served thereunder on the Landlord or any undertenant and if so required by the Landlord to produce the same and at the joint expense of the parties join in making such representations in respect thereof as the Landlord may require.

4.18	Planning permissions

4.18.1	Not without the consent in writing of the Landlord to make any application under the Planning Acts to any local planning authority for permission to develop (including change to use of) the Demised Premises.

4.18.2	To indemnify the Landlord against any development charges, other charges and expenses payable in respect of such applications and to reimburse to the Landlord the costs it may properly incur in connection with such consent.

4.18.3	To pay to the Landlord on demand any sum or sums which may become payable in consequence of the use of the Demised Premises reverting to that existing prior to such application being made.

4.18.4	Forthwith to give to the Landlord full particulars in writing of the grant of planning permission.

4.18.5	Not to implement any planning permission if the Landlord shall make reasonable objection to any of the conditions subject to which it has been granted.

4.18.6	Notwithstanding any consent which may be granted by the Landlord under this Lease not to carry out or make any alteration or addition to the Demised Premises or any change of use until:

4.18.6.1	all necessary notices under the Planning Acts have been served and copies produced to the Landlord;

4.18.6.2	any necessary permission under the Planning Acts has been obtained and produced to the Landlord; and

4.18.6.3	the Landlord has acknowledged that the planning permission is acceptable to it;

provided that the Landlord may refuse to acknowledge its acceptance of a planning permission on the grounds that any condition contained in it or anything omitted from it or the period referred to in it would in the reasonable opinion of the Landlord be or be likely to be prejudicial to the Landlord’s interest in the Demised Premises or the Building whether during or following the expiration of the Term.

4.18.7	Unless the Landlord shall otherwise direct to carry out and complete before the expiration or sooner determination of the Term:

4.18.7.1	any works stipulated to be carried out to the Demised Premises by a date subsequent to such expiration or determination as a condition of any planning permission granted to the Tenant for any Development and begun before the expiration or sooner determination of the Term; and

4.18.7.2	any Development begun upon the Demised Premises in respect of which the Landlord shall or may be or become liable for any charge or levy under the Planning Acts.

4.19	Compliance with town planning requirements

4.19.1	To perform and observe all the provisions and requirements of all statutes and regulations relating to town and country planning in relation to the Demised Premises and to obtain any development or other consent which may be requisite by reason of the development of or on the Demised Premises by the Tenant.

4.19.2	To indemnify the Landlord from and against any loss or expense suffered by the Landlord by reason of the Tenant’s failure to obtain any necessary development or other consents as aforesaid.

4.19.3	To give full particulars to the Landlord of any notice or proposal for a notice or order or proposal for an order made, given or issued to the Tenant under or by virtue of any statute or regulation relating to town and country planning or otherwise within seven days of the receipt of any such by the Tenant and if so required by the Landlord to produce such notice or proposal for a notice or order to the Landlord.

4.19.4	Forthwith to take all reasonable and necessary steps to comply with any such notice or order.

4.19.5	At the request and cost of the Landlord to make or join with the Landlord in making such objections or representations against or in respect of any proposal for such a notice or order as the Landlord may deem expedient.

4.20	Claims made by third parties

To indemnify the Landlord against any claims, proceedings or demands and the costs and expenses so incurred which may be brought against the Landlord by any employees, workpeople, agents or visitors of the Tenant in respect of any accident loss or damage whatsoever to person or property howsoever caused or occurring in or upon the Demised Premises.

4.21	Expenses of the Landlord

To pay all expenses (including solicitors’ costs and surveyors’ fees) incurred by the Landlord:

4.21.1

incidental to or in contemplation of the preparation and service of a schedule of dilapidations and/or a notice under sections 146 and 147 of the Law of Property Act 1925 (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served on the

Tenant has been complied with or the Tenant has enjoyed relief under the provisions of the said Act or forfeiture is avoided otherwise than by relief granted by the court);

4.21.2	in the preparation and service upon the Tenant of any notice (whether statutory or otherwise) and the preparation of any schedule to accompany such notice in relation to any breach of any covenant on the part of the Tenant hereunder whether served during or after termination of the Term and taking steps subsequent to any such notice;

4.21.3	in the effecting of any forfeiture not requiring such notices;

4.21.4	in connection with the recovery or attempted recovery of arrears of rent or other sums due from the Tenant and in the levy or attempted levy of any distress;

4.21.5	in connection with every application for any consent or approval made under this Lease whether or not such consent or approval shall be granted or given.

4.22	Obstruction of windows or lights

4.22.1	Not to stop up, darken or obstruct any windows or lights belonging to the Demised Premises or any other buildings belonging to the Landlord nor permit any new windows, light opening, doorway, path, passage, drain or other restriction, encroachment or easement to be made.

4.22.2	Not to permit any easement to be made or acquired into, against or upon the Demised Premises.

4.22.3	Where any such window, light, opening, doorway, path, passage, drain or other restriction, encroachment or easement shall be made or attempted to be made or acquired forthwith to give notice of the circumstances to the Landlord and at the request and cost of the Landlord to adopt such course as may be reasonably required or deemed proper by the Landlord for preventing any such restriction, encroachment or the acquisition of any such easement.

4.23	Cleaning and insurance of windows

4.23.1	To clean the glass in the windows of the Demised Premises in each month.

4.23.2	To keep the plate glass in the windows of the Demised Premises insured in a sum equal to the full replacement cost against damage in a reputable office determined by the Landlord in the joint names of the Landlord and the Tenant.

4.23.3	Whenever required to produce to the Landlord the policy and the receipt for the last premium in respect of such insurance.

4.23.4	In case of the destruction of or damage to the plate glass windows to lay out the monies received in respect of such insurance in replacement with glass of the same quality and thickness as before and in such case monies shall be insufficient for such purpose to make good the deficiency out of the Tenant’s own monies.

4.24	Value added tax

4.24.1	Where by virtue of any of the provisions of this Lease or at the Landlord’s election the Tenant is required to pay, repay or reimburse to the Landlord or any person or persons any rent, premium, cost, fee, charge, insurance, expense or other sum or amount whatsoever in respect of the supply of any goods and/or services by the Landlord or any other person or persons the Tenant shall also be required in addition to pay as additional rent or (as the case may be) keep the Landlord indemnified against:

4.24.1.1	the amount of any value added tax which may be chargeable in respect of such supply;

4.24.1.2	a sum or sums equal to the amount of value added tax charged (for whatever reason or whether directly or indirectly) to the Landlord or such person or persons in connection with such supply.

4.24.2	If at any time this Lease or any supply made under it is capable of being positive-rated for the purposes of value added tax with or without the Tenant’s consent or whether or not at the Tenant’s election (whether or not the Landlord’s consent or election is also required) if required in writing by the Landlord so to do to give that consent or make that election and to complete such documentation as may be necessary or desirable to effect the same.

4.24.3	References in this Lease to value added tax shall include any other tax replacing or supplementing the same.

4.25	Notices “To Let” and “For Sale”

To allow the Landlord or its agents to enter on the Demised Premises at any time:

4.25.1	within six months next before the expiration or earlier determination of the Term to fix upon the Demised Premises a notice board for re-letting the Demised Premises;

4.25.2	to fix on some part of the Demised Premises a notice board for the sale of the interest of the Landlord;

4.25.3	not to remove or obscure any such notice board; and

4.25.4	to permit all persons authorised by the Landlord or its agents to view the Demised Premises at reasonable hours upon prior appointment without interruption in connection with any such letting or sale.

4.26	Irrecoverability of insurance

In the event of the Demised Premises, the Building or any such adjoining or contiguous property or any part thereof being destroyed or damaged by any of the Insured Risks and the insurance money under any insurance effected against the same by the Landlord being wholly or partly irrecoverable by reason solely or in part of any act or default of the Tenant then and in every such case the Tenant will forthwith pay to the Landlord the sum so irrecoverable.

4.27	Floor covering

To keep the floors of the Demised Premises covered with carpet and maintain the same in good condition, replacing it as necessary to the satisfaction of the Landlord and at the end or sooner determination of the Term to yield up the Demised Premises with such carpet in such condition.

4.28	Cleaners

Not to employ or continue to employ in or about the Demised Premises any office cleaners or window cleaners other than those approved by the Landlord such approval not to be unreasonably withheld.

4.29	Common parts

Not to use:

4.29.1	the passenger lifts (“lifts”) for the carrying of more persons than is indicated on the notices in the lifts or for the carrying of goods without the previous consent of the Landlord and not in any event to use the lifts for carrying loads (including passengers) exceeding the weight recommended by the manufacturers and to comply with all the requirements of the Landlord to which any consent for the carrying of goods in the lifts may be made subject;

4.29.2	the common parts for the bringing in or removal of any goods or articles which might occasion damage to such common parts or any part thereof without first providing adequate protection for the same;

4.29.3	the common parts other than in a proper and careful manner and to make good any damage caused by improper or careless use and to indemnify the Landlord in respect thereof.

4.30	Fire precautions and equipment

4.30.1	To comply with the requirements and recommendations of the fire authority, the insurers of the Building and the Landlord in relation to fire precautions affecting the Demised Premises.

4.30.2	To keep the Demised Premises supplied and equipped with such fire fighting and extinguishing appliances as shall be required by any statute, the fire authority or the insurers of the Building or as shall be reasonably required by the Landlord (or at the Landlord’s option to pay to the Landlord on demand the cost of providing and installing any of the same) and such appliances shall be open to inspection by prior appointment and shall be maintained to the reasonable satisfaction of the Landlord.

4.30.3	Not to obstruct the access to or means of working of any fire fighting and extinguishing appliances or the means of escape from the Demised Premises or the Building in case of fire or other emergency.

4.31	To keep the Landlord fully indemnified from and against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability arising in any way directly or indirectly out of the state of repair or user of the Demised Premises or any breach of the Tenant’s covenants contained in this Lease.

4.32	Landlord’s regulations

To comply with all reasonable regulations made by the Landlord and notified to the Tenant in writing from time to time for the general management and security of the Building, common parts and other areas used or to be used in common with others.

4.33	Taxation

4.33.1	Notwithstanding anything contained in this Lease not to do on or in relation to the Demised Premises or any part thereof any act or thing in breach of its obligations hereunder (other than the payment of the rent reserved by this Lease) which shall render the Landlord liable for any tax, levy, charge or other fiscal imposition of whatsoever nature and not to dispose of or deal with this Lease in such a way that the Landlord shall become liable for any such tax, levy, charge or fiscal imposition.

4.33.2

To indemnify the Landlord against all liability for any tax, levy, charge or other fiscal imposition of whatever nature including but not limited to penalties and interest on overdue tax and penalties for failure to give appropriate notices and information for which the Landlord shall be liable as aforesaid and shall on demand pay to the Landlord the amount of the tax, levy, charge or fiscal imposition which in default of payment shall be recoverable from the Tenant as rent in arrear.

4.34	Observe Headlease covenants

To perform and observe all the covenants on the part of the Landlord contained in the deeds and documents listed in schedule 6 so far as they relate to the Demised Premises and not expressly assumed by the Landlord in this Lease and to keep the Landlord indemnified against all actions, claims, demands, costs, expenses, damages and liabilities in any way relating thereto.

5.	PROVISOS

The parties agree to the following provisos:

5.1	Provisos for re-entry

5.1.1	If:

5.1.1.1	any or any part of the rents reserved by the Lease shall be unpaid for 14 days after any of the days when they become due for payment (whether or not they shall have been lawfully demanded); or

5.1.1.2	the Tenant shall at any time fail or neglect to perform or observe any of the covenants, conditions or agreements contained in this Lease to be performed or observed by the Tenant or shall allow any distress or execution to be levied on the Tenant’s goods; or

5.1.1.3	an event of insolvency shall occur in relation to the Tenant or one of the tenants or any guarantor of the Tenant or one of the tenants,

then and in any such case it shall be lawful for the Landlord or any person or persons duly authorised by the Landlord for that purpose to re-enter the Demised Premises or any part of them in the name of the whole and peaceably to repossess and enjoy the Demised Premises as if this Lease had not been made.

5.1.2	Re-entry in exercise of the rights contained in clause 5.1.1 shall be without prejudice to any right of action or remedy of the Landlord in respect of any antecedent breach of any of the covenants by the Tenant contained in the Lease.

5.1.3	The expression “event of insolvency” in clause 5.1.1.3 includes (in relation to a company or other corporation which is the Tenant or one of the Tenants or a guarantor) inability of the company to pay its debts, entry into liquidation either compulsory or voluntary (except for the purpose of amalgamation or reconstruction), the passing of a resolution for a creditors’ winding up, the making of a proposal to the company and its creditors for a composition in satisfaction of its debts or a scheme of arrangement of its affairs, the application to the court for an administration order, and the appointment of a receiver or an administrative receiver, and (in relation to an individual who is the Tenant or a guarantor) inability to pay or having no reasonable prospect of being able to pay his debts, the presentation of a bankruptcy petition, the making of a proposal to his creditors for a composition in satisfaction of his debts or a scheme of arrangement of his affairs, the application to the court for an interim order, and the appointment of a receiver or interim receiver, and in relation to the various events of insolvency they shall wherever appropriate be interpreted in accordance and in conjunction with the relevant provisions of the Insolvency Act 1986.

5.2	Rent Abatement in case of Damage by Insured Risks

5.2.1

In case the Demised Premises or the Building or any part thereof shall be destroyed or damaged by any of the Insured Risks so as to render the Demised Premises or any part of them unfit for use and occupation or not reasonably accessible and the insurance shall not have been vitiated or payment of the policy monies refused in whole or in part as a result of some act or default of the Tenant or any undertenant or any person under its or their control then the rent first reserved by this Lease or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Demised Premises or the part destroyed or damaged shall be again rendered fit for use and occupation and accessible or until the expiration of three years from the date of the destruction or damage (whichever is the earlier).

5.2.2	Any dispute as to the amount or extent of such cesser of rent shall be referred to arbitration.

5.3	Power for Landlord to deal with adjoining property

The Landlord may deal as it may think fit with other property belonging to the Landlord adjoining or nearby and to erect or suffer to be erected on such property any buildings whatsoever whether or not such buildings shall affect or diminish the light or air which may now or at any time be enjoyed by the Tenant in respect of the Demised Premises.

5.4	Arbitration of disputes between tenants

Any dispute arising between the Tenant and the other tenants or occupiers of the Building as to any easement, quasi-easement, right, privilege or Conduit in connection with the Demised Premises or the Building shall be fairly and reasonably determined by the Surveyor.

5.5	Accidents

The Landlord shall not be responsible to the Tenant or the Tenant’s licensees nor to any other person for any accident, happening or injury suffered in the Demised Premises.

5.6	Compensation for disturbance

Except to the extent that any statutory provision prohibits the Tenant’s right to compensation being reduced or excluded by agreement the Tenant shall not be entitled on quitting the Demised Premises to claim from the Landlord any compensation under the Landlord and Tenant Act 1954.

5.7	Removal of property after determination of Term

5.7.1	If at such time as the Tenant has vacated the Demised Premises after the determination of this Lease any property of the Tenant shall remain in or on the Demised Premises and the Tenant shall fail to remove the same within 14 days after being requested by the Landlord so to do by a notice to that effect then the Landlord may as the agent of the Tenant sell such property and shall then hold the proceeds of sale after deducting the costs and expenses or removal, storage and sale reasonably and properly incurred by it to the order of the Tenant.

5.7.2	The Tenant shall indemnify the Landlord against any liability incurred by it to any third party whose property shall have been sold by the Landlord in the bona fide mistaken belief (which shall be presumed unless the contrary be proved) that such property belonged to the Tenant and was liable to be dealt with as such pursuant to this clause 5.7.

5.8	Notices, consents and approvals

5.8.1	Any notice served under or in connection with this Lease shall be in writing and be properly served if compliance is made with the provisions of section 196 of the Law of Property Act 1925 (as amended by the Recorded Delivery Service Act 1962).

5.8.2	Any consent or approval under this Lease shall be required to be obtained before the act or event to which it applies is carried out or done and shall be effective only when the consent or approval is given in writing.

5.9	Waiver

No acceptance or receipt of the rent by the Landlord in the knowledge of any breach of any of the Tenant’s covenants hereunder shall be or operate as a waiver wholly or partially of any such breach but such breach shall be a continuing breach of covenant and neither the Landlord nor any person taking any estate or interest under the Tenant shall be entitled to set up any such acceptance or receipt of rent by the Landlord as a defence in any action or proceedings by the Landlord.

5.10	No building scheme

Any covenants herein contained of a restrictive nature do not form part of a building or letting scheme so as to be enforceable as such by the owners or occupiers of any other premises.

5.11	Restriction of easements

The Tenant shall not at any time during the Term be or become entitled to any right or easement over any neighbouring property which would interfere with the user for any purpose of such property by the Landlord or any persons claiming title under the Landlord.

5.12	Premises unfit for use

5.12.1	If during the Term the Demised Premises or the Building shall be so destroyed or damaged by any of the Insured Risks as to render the Demised Premises or the Building completely unfit for use and occupation then the Landlord or the Tenant may determine this Lease by giving to the other not less than six months’ written notice to be given not later than 12 months after such destruction or damage and such determination to be without prejudice to any claim by either party against the other in respect of any antecedent breach of covenant provided always that if this Lease shall be determined then the Landlord shall not be required to lay out the net proceeds of such insurance and shall be solely entitled to all insurance monies.

5.12.2	If for any reason whatsoever the Landlord is prevented from rebuilding or reinstating the Demised Premises or the Building the Landlord shall be relieved from such obligation and shall be solely entitled to all the insurance monies and if such rebuilding and reinstatement shall continue to be so prevented for six months after the date of the destruction or damage and if this Lease has not at that time been terminated by frustration the Landlord or the Tenant may at any time after the expiry of such six months by written notice given to the other determine this demise but without prejudice to any claim by either party against the other in respect of any antecedent breach of covenant.

5.12.3	Any dispute concerning the fitness of the Demised Premises for use by the Tenant shall be determined by reference to arbitration.

5.13	Representation

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except any such statement or representation that is expressly set out in this Lease.

5.14	Status of lease

For the purposes of the 1995 Act this Lease is a new tenancy.

5.15	Exclusion of rights under the Contracts (Rights of Third Parties) Act 1999

A person who is not party to this Lease shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Lease. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

5.16	Stamp duty

It is hereby certified that there is no agreement for lease to which this Lease gives effect.

6.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant as follows:

6.1	Quiet enjoyment

That the Tenant paying the rents and performing the Tenant’s covenants reserved by and contained in this Lease may lawfully and peaceably enjoy the Demised Premises throughout the Term without any lawful suit, eviction or interruption by the Landlord or by any person lawfully claiming through, under or in trust for the Landlord.

6.2	Insurance

6.2.1	To keep insured at all times throughout the Term with an insurance office of repute or with Lloyd’s Underwriters and through such agency as the Landlord shall from time to time determine:

6.2.1.1	in such a sum as shall be determined from time to time by the Landlord to be the reinstatement value of the Building (excluding plate glass insured by the Tenant) and all fixtures of an insurable nature (other than those which the Tenant is entitled to remove) against loss or damage by fire and any other risks, perils and contingencies (and incidental cover, costs, fees and expenses) as the Landlord may deem expedient together with architects’, surveyors’ and other requisite professional advisers’ fees in relation to the reinstatement of the Building;

6.2.1.2	three years’ loss of rent in respect of the Demised Premises;

6.2.1.3	at the request and cost of the Tenant the Landlord shall produce to the Tenant reasonable evidence of the terms of the insurance policy and the fact that the policy is subsisting and in effect.

6.2.2	Whenever the whole or any part of the Demised Premises shall in consequence of the occurrence of any of the Insured Risks be destroyed or damaged so as to render the whole or part of the Demised Premises unfit for occupation or use then:

6.2.2.1	unless payment of the insurance monies shall be refused in whole or in part by reason of any act or default of the Tenant or any undertenant or any person under its or their control; and

6.2.2.2	subject to the Landlord being able to obtain any necessary planning permission and all other necessary licences, approvals and consents in respect of which the Landlord shall use its reasonable endeavours to obtain but shall not be obliged to institute any appeals; and

6.2.2.3	subject to the necessary labour and materials being and remaining available in respect of which the Landlord shall use its reasonable endeavours to obtain as soon as practicable with all due diligence to apply the monies received for that purpose by virtue of the policy of insurance (or to require the monies to be laid out) towards the rebuilding, repairing and reinstating the Demised Premises with all convenience speed.

6.2.3	The Landlord’s obligation under this clause 6.2 shall cease if and to the extent that the insurance shall be vitiated or the policy monies withheld by any act or default of the Tenant.

6.3	Services

6.3.1	Provision of Services

Subject to the Tenant paying the Advance Payment of Service Charge when due and unless prevented or restricted by any circumstances beyond its control the Landlord will provide in accordance with the principals of good estate management the services set out in schedule 4 hereto provided always that the Landlord may from time to time withhold, add to or vary the services or any of them or the times at which they are supplied if it is reasonably necessary for the more efficient management of the Building as a whole and does not materially interfere with the Tenant’s use and occupation of the Demised Premises provided however that:

6.3.1.1	the Landlord shall not in any event be liable to the Tenant in respect of any failure of the Landlord to perform any of the services referred to in this Lease whether express or implied unless the Tenant has notified the Landlord and the Landlord has failed within a reasonable time to remedy the same and then in such case the Landlord shall be liable to compensate the Tenant for loss or damage sustained by the Tenant; and

6.3.1.2	provided further that the Landlord shall not in any circumstances be under any liability for any failure or interruption in any of the services provided by the Landlord or for any inconvenience or injury to person or property arising from such failure or interruption due to mechanical breakdown, failure or malfunction, overhauling, maintenance, repair or replacement, strikes, labour, disputes, shortages or any cause or circumstances beyond the control of the Landlord provided that the Landlord shall use its reasonable endeavours to cause the service in question to be reinstated with the minimum of delay.

6.3.2	To pay the rents reserved by the Headlease as and when the same become due and to observe and perform the covenants on the part of the tenant thereunder except insofar as the Tenant covenants hereunder to observe and perform such covenants.

7.	SURETY’S COVENANTS

7.1	Guarantee

The Surety guarantees to the Landlord that the Tenant will pay the rents reserved by and perform and observe all the covenants and stipulations on the Tenant’s part contained in this Lease only for so long as the Term remains vested in the Tenant.

7.2	No waiver of liability

The Surety shall not be released from liability under these provisions by reason of any forbearance, the granting of time or any other indulgence on the part of the Landlord.

7.3	Surety to accept new lease upon disclaimer

If a liquidator or trustee in bankruptcy of the Tenant shall disclaim this Lease the Surety will, if the Landlord shall by notice within three months after such disclaimer so require, take from the Landlord a lease of the Demised Premises for a term commensurate with the residue of the Term which would have remained had there been no disclaimer at the same rents and subject to the same covenants and conditions as are reserved by and contained in this Lease (with the exception of this clause) such lease to take effect from the date of the disclaimer and in such case the Surety shall pay the costs of such new lease and execute and deliver to the Landlord a counterpart of the new lease.

8.	SERVICE CHARGE

8.1	For the purpose of this Lease the following expressions shall have the following meanings:

“Service Charge” means 20.40% of the Expenditure;

“Service Charge Commencement Date” means 30 June 2000;

“Provisional Quarterly Service Charge Payment” means £7184 (exclusive of value added tax);

“Expenditure” means:

(a)	the aggregate of all costs, fees, expenses and outgoings whatsoever reasonably and properly incurred by the Landlord in complying with its obligations in clause 6.3 and in respect of the items set out in schedule 5 (whether or not the Landlord is obliged by this Lease to incur the same)

(b)	such sums as the Landlord shall in its reasonable discretion consider desirable to set aside from time to time for the purpose of providing for periodically recurring items of expenditure whether recurring at regular or irregular intervals;

“Financial Year” means the period from the first day of January in every year to the 31st day of December of the following year or such other period as the Landlord may in its absolute discretion from time to time reasonably determine;

“Accountant” means any person appointed by the Landlord (including an employee of the Landlord or a group company) to perform the function of an accountant in relation to the Expenditure provided that any such person shall be an associate or fellow of the Institute of Chartered Accountants in England and Wales.

8.2	The Landlord shall as soon as convenient after the end of each Financial Year prepare an account showing the Expenditure for that Financial Year and containing a fair summary of the various items comprising the Expenditure and upon such account being certified by the Accountant (a copy of which shall be supplied to the Tenant) the same shall be conclusive evidence for the purposes of this Lease of all matters of fact referred to in the account save for manifest error.

8.3	On each of the usual quarter days in every year during the Term the Tenant shall pay to the Landlord such a sum (“Advance Payment”) in advance and on account of the Service Charge for the Financial Year then current as the Landlord shall from time to time specify as being in its reasonable discretion a fair and reasonable assessment of one-quarter of the likely Service Charge for that particular Financial Year provided that the Advance Payment for the period between the Service Charge Commencement Date and the quarter day next after the date hereof shall be a proportionate sum calculated by reference to the Provisional Quarterly Service Charge Payment payable on a daily basis from and including the Service Charge Commencement Date to the day before the quarter day following the date hereof and shall be paid on the date hereof.

8.4	If the Service Charge for any Financial Year shall:

8.4.1	exceed the Advance Payment for that Financial Year the excess shall be paid by the Tenant to the Landlord on demand; or

8.4.2	be less than the Advance Payment for that Financial Year the overpayment shall be credited to the Tenant against the next quarterly payment of the Service Charge.

8.5	Any omission by the Landlord to include in any Financial Year a sum expended or a liability incurred in that Financial Year shall not preclude the Landlord from including such sum or the amount of such liability in any subsequent Financial Year as the Landlord shall reasonably determine except from any liability incurred before the commencement of the Tenant’s occupation of the Demised Premises whether as a Tenant under the term of this Lease or any period of occupation prior to the commencement of the Term.

8.6	If at any time during the Term circumstances shall arise making the calculation of the Service Charge proportion on the basis specified in this clause unreasonable or inequitable in the opinion of the Landlord the Landlord shall recalculate the Service Charge payable by the Tenant on some other basis which is fair and reasonable in all the circumstances.

8.7	The Landlord may at its discretion withhold, add to, extend, vary or make any alterations to any of the services from time to time if the Landlord shall reasonably deem it desirable to do so for the more efficient management, security and operation of the Building or for the comfort of the tenants in the Building.

8.8	The provisions of this clause shall continue to apply notwithstanding the expiration or sooner determination of the Term but only in respect of the period down to such expiration or sooner determination the Service Charge for that Financial Year being apportioned for the said period on a daily basis.

9.	TENANT’S BREAK CLAUSE

The Tenant shall be entitled by giving not less than six months’ notice in writing to the Landlord to terminate this lease on 26 July 2004 (“Termination Date”) this Lease shall absolutely cease and determine on the Termination Date but without prejudice to any right or remedy of the Landlord in respect of any antecedent breach by the Tenant of the provisions of this Lease.

SCHEDULE 1

Description of the Demised Premises

The whole of the third floor of the Building amounting to 6051 square feet which is shown for identification only edged red on the Plan numbered “I” (“Plan I”) annexed hereto.

SCHEDULE 2

Rights granted to the Tenant

1.	The right for the Tenant and all persons expressly or by implication authorised by the Tenant (in common with the Landlord and all persons having a like right) but subject to any existing or future reasonable regulations made by the Landlord:

1.1	to use the common parts for all proper purposes in connection with the use and enjoyment of the Demised Premises;

1.2	to use such of the passenger lifts in the Building as shall from time to time be designated for the Tenant’s use for the purpose only of obtaining access to and egress from the Demised Premises;

1.3	to use such sufficient lavatories as shall from time to time be designated by the Landlord for the Tenant’s use.

2.	The free passage and running of the services (subject to temporary interruption for repair alteration or replacement) to and from the Demised Premises through the Conduits which are now laid or (within the Perpetuity Period) shall be laid in under or through other parts of the Building so far as any of the same are necessary for the reasonable use and enjoyment of the Demised Premises.

3.	The right of support and protection for the benefit of the Demised Premises as is now enjoyed from all other parts of the Building.

4.	The right to park two private cars in the spaces designated from time to time by the Landlord subject to reasonable rules and regulations to be issued from time to time by the Landlord (or as may be set out in a schedule to the Lease) and subject to the right of the Landlord from time to time to change the position of the car parking spaces to such new positions as the Tenant may agree such agreement not to be unreasonably withheld.

SCHEDULE 3

Exceptions and reservations

The following rights and easements are excepted and reserved out of the Demised Premises to the Landlord, the Superior Landlord and the tenants and occupiers of the Building and the Adjoining Property and all other persons authorised by the Landlord or the Superior Landlord or having the like rights and easements:

1.	The free and uninterrupted passage and running of services through the Conduits which are now or may at any time be in, under or passing through or over the Demised Premises.

2.	The right at all reasonable times upon reasonable prior notice except in cases of emergency to enter (or in cases of emergency or after the giving of reasonable notice during the Tenant’s absence to break and enter) the Demised Premises in order to:

2.1	inspect, cleanse, maintain, repair, connect, remove, lay, renew, re-lay, replace with others, alter or execute any works whatever to or in connection with the Conduits and any other services;

2.2	execute repairs, decorations, alterations and any other works and to make installations to the Demised Premises, the Building or the Adjoining Property or to do anything whatsoever which the Landlord may or must do under this Lease without payment of compensation for any nuisance annoyance inconvenience or damage caused provided that the Landlord or the person exercising the foregoing rights shall make good as soon as reasonably practicable any damage thereby caused to the Demised Premises or the Tenant’s fixtures and fittings and stock.

3.	The right to erect scaffolding for the purpose of repairing or cleaning the Building and any buildings now or hereafter erected on the Adjoining Property or in connection with the exercise of any of the rights mentioned in this schedule notwithstanding that such scaffolding may temporarily restrict the access to or enjoyment and use of the Demised Premises.

4.	The rights of light, air, support, protection and shelter and all other easements and rights now or hereafter belonging to or enjoyed by other parts of the Building or the Adjoining Property.

5.	Full right and liberty for the Superior Landlord at any time hereafter to raise the height of or make any alterations or additions or execute any other works whatsoever to the Building or any buildings on the Adjoining Property or to erect any new buildings of any height on the Adjoining Property in such manner as the Superior Landlord or the person exercising the right shall think fit notwithstanding the fact that the same may obstruct, affect or interfere with the amenity of or access to the Demised Premises or otherwise affect any other liberties, privileges, easements and quasi-easements or other advantage which may from time to time benefit or reputedly benefit the Demised Premises.

6.	The right to enter the Demised Premises (in time of emergency or during fire-drills) for the purpose of obtaining access to or using any of the fire escapes or routes of escape in the Building whether or not in existence at the date hereof.

SCHEDULE 4

Services as referred to in clause 6

1.	REPAIRS

So far as may be necessary for the reasonable use and enjoyment by the Tenant of the Demised Premises and the Building to keep the Retained Parts in good repair and condition.

2.	COMMON PARTS

To keep clean and maintained in a proper manner the common parts including the windows thereof and any lavatories of which the Tenant has the use and to keep the same adequately lighted where appropriate during the Business Hours.

3.	LIFTS

During the Business Hours to provide a lift service by the operation of the lifts now installed or by such substituted lifts as the Landlord in its absolute discretion may from time to time decide to install.

4.	HOT AND COLD WATER

During the Business Hours to provide an adequate supply of hot and cold water to the wash basins in the lavatories and of which the Tenant shall have the use.

5.	HEATING

During the Business Hours to provide heating to the Demised Premises and the Common Parts to such temperatures as the Landlord may from time to time consider adequate and for such periods of the year as the Landlord shall deem desirable.

6.	AIR CONDITIONING

During the Business Hours to provide air conditioning to the Demised Premises to such a standard as the air conditioning system is capable of providing.

7.	STAFF

To employ such staff including qualified professionals as the Landlord may in its absolute discretion deem desirable or necessary to enable it to provide all or any of the services in the Building and for the general management and security of the Building.

8.	NAME BOARDS

To provide and install name boards of such size and design as the Landlord may in its absolute discretion determine in the main entrance to the Building and at such other locations as the Landlord may consider desirable.

9.	OPEN AREAS

To repair and maintain those parts of the Retained Parts which are not built upon and to keep the same clear of all rubbish and free from weeds and to provide and maintain at the Landlord’s discretion such plants, shrubs, trees or garden or grassed areas as may be appropriate and to keep the same planted, free from weeds and the grass cut.

SCHEDULE 5

Items of Expenditure as referred to in clause 8

1.	RETAINED PARTS

Repairing, maintaining, replacing (always provided that any replacement shall be of equivalent standard to the item replaced), decorating and (where appropriate) cleaning, washing down, lighting, heating, servicing, furnishing, carpeting and equipping and (as necessary) altering, renewing, rebuilding and reinstating the Retained Parts including but not limited to the provision in the main entrance halls and lift lobby areas of floral decorations, desks, tables, chairs and other fixtures and fittings.

2.	WINDOW CLEANING

Cleaning the windows and window frames and all other glass in the Retained Parts.

3.	PLANT AND MACHINERY

Operating, inspecting, replacing (always provided that any replacement shall be of equivalent standard to the Item replaced), servicing, overhauling, repairing, maintaining, cleaning and lighting all plant machinery apparatus and equipment within the Retained Parts from time to time including but not limited to all boilers and items relating to the ventilation, heating, air conditioning and hot and cold water systems, the lifts, lift shafts and lift motor rooms and all fuel and electricity for the same and any necessary maintenance contracts and insurance in respect thereof and with full credit being given for the disposable value of any such plant and machinery so replaced.

4.	SECURITY AND EMERGENCY SYSTEMS

Providing, maintaining and repairing and (as necessary) renewing or replacing (always provided that any renewal or replacement shall be of equivalent standard to the item renewed or replaced) all access, security and emergency systems for the Building including but not limited to alarm systems, generators, emergency lighting, fire detection and prevention systems and any fire escapes for the Building and all fire fighting and fire prevention equipment and appliances (other than those for which a tenant is responsible).

5.	STAFF

The provision of staff (including such direct or indirect labour as the Landlord deems appropriate) for the day-to-day running of the installations and plant and the provision of other services to the Building and for the general management operation and security of the Building and all other incidental expenditure including but not limited to:

5.1	insurance, health, pension, welfare, severance and other payments, contributions and premiums;

5.2	the provision of uniforms, working clothes, tools, appliances, materials and equipment (including telephones) for the proper performance of the duties of any such staff;

5.3	providing, maintaining, repairing, decorating and lighting any accommodation and facilities for staff including any residential accommodation for staff employed in the Building and all rates, gas and electricity charges in respect thereof and any actual or notional rent for such accommodation.

6.	SIGNS

Providing maintaining and renewing name boards and signs in the main entrance halls, lift, lobby areas and other parts of the Building and all directional signs and fire regulation notices.

7.	REFUSE

Providing and maintaining any dustbins or other receptacles for refuse for the Building and the cost of collecting storing and disposing of refuse.

8.	LANDSCAPING

Providing and maintaining floodlighting (if any) and any plants, shrubs, trees or garden or grassed areas in the Retained Parts.

9.	COMMON FACILITIES

The amount which the Landlord shall be properly called upon to pay as a contribution towards the costs, charges, fees and expenses in making, laying, repairing, maintaining, rebuilding, decorating, cleansing and lighting as the case may be any roads, ways, forecourts, passages, pavements, party walls or fences, party structures, Conduits or other conveniences and easements whatsoever which may belong to or be capable of being used or enjoyed by the Building in common with any adjoining property.

10.	OUTGOINGS

All existing and future rates (including water rates), taxes, duties, charges, assessments, impositions and Outgoings whatsoever (whether parliamentary, parochial, local or of any other description and whether or not of a capital or non-recurring nature or of a wholly novel character) payable by the Landlord in respect of the Retained Parts or any part thereof.

11.	STATUTORY REQUIREMENTS

The cost to the Landlord of carrying out any works to the Building required to comply with any statute (other than works for which any tenant or occupier is responsible).

12.	REPRESENTATIONS

The cost of taking any steps deemed desirable or expedient by the Landlord for complying with making representations against or otherwise contesting the incidence of the provisions of any statute concerning town planning, public health, highways, streets, drainage and all other matters relating or alleged to relate to the Building or any part of it for which any tenant is not directly responsible.

13.	MANAGEMENT

13.1	The proper and reasonable fees, costs, charges, expenses and disbursements (including any value added tax payable thereon) of the Surveyor, the Accountant and any other persons employed or retained by the Landlord for or in connection with surveying or accounting functions or the performance of the services and any other duties in and about the Building or any part of it relating to the general management, administration, security, maintenance, repair, protection and cleanliness of the Building.

13.2	The proper and reasonable fees and expenses (to include overheads) of the Landlord or a group company in connection with the management of the Building and any of the functions and duties referred to in this paragraph that may be undertaken by the Landlord or a group company.

14.	DEPRECIATION

Such annual provision as shall be proper and reasonable and in the interest of good estate management for the depreciation and future replacement of any boilers, plant, machinery, apparatus and equipment relating to the heating, ventilation and air conditioning, the hot and cold water system and lifts.

15.	GENERALLY

Any costs and expenses (not referred to above) which the Landlord may incur in providing such other services and in carrying out such other works as the Landlord in its reasonable discretion may deem necessary for the benefit of the Building or any part of it (other than Lettable Areas) or the tenants (including the Tenant) or occupiers thereof or for securing or enhancing any amenity of or within the Building for the benefit of the tenants (including the Tenant) or occupiers thereof or in the interest of good estate management.

SCHEDULE 6

Deeds and documents containing matters to which the Demised Premises are subject

Document	Date	Details of parties
Lease	7 June 1973	The Lord Mayor Aldermen and Citizens of the City of Leicester (1) Surplus Lands Development Co Ltd (2)

Deed of Variation	10 November 1980	Leicester City Council (1) Hogg Robinson Group Limited (2)

SCHEDULE 7

Requirements of authorised guarantee agreement

1.	The agreement shall be prepared by the Landlord’s solicitors at the expense of the Tenant and shall be executed and take effect as a deed

2.	The agreement shall contain a clause to the effect that insofar as any provision of the agreement would prevent it being an authorised guarantee agreement within the meaning of the 1995 Act the agreement shall be read and construed and shall take effect as though that provision had not been included

3.	In the agreement the Tenant shall covenant with the Landlord for the benefit of the Landlord and its successors in title and assigns the owners for the time being of the reversion immediately expectant upon the determination of the Term and those entitled to the benefit of the agreement by virtue of the 1995 Act that:

3.1	at all times during the period (“Relevant Period”) beginning with the date on which the assignment of this Lease to the proposed assignee (“Assignee”) takes effect and ending when the Assignee is released by virtue of section 5 of the 1995 Act from observance and performance thereof the Assignee will duly observe and perform all the terms conditions and covenants which by reference to the tenancy created by this Lease are tenant covenants within the meaning of the 1995 Act (“Relevant Covenants”)

3.2	if the Assignee shall default in any respect duly to observe and perform the Relevant Covenants or any of them the Tenant will on demand fully observe perform and discharge the same

3.3	if the Assignee (being a corporation) shall go into liquidation and the liquidator disclaims this Lease or is dissolved or struck off the register and the Crown disclaims this Lease or (being an individual) shall become bankrupt and the trustee in bankruptcy disclaims this Lease the Landlord may within six months following any such event by notice in writing require the Tenant to enter into a lease in the like form as this Lease for the residue of the Contractual Term unexpired at the date of such event (or which but for any such disclaimer would have remained unexpired) but with the Tenant as tenant thereunder at the same rents and subject to the like covenants provisions and conditions as are applicable thereto at the date of such event as a substitute in all respects for the Assignee and so that every Review Date thereunder shall occur on the same date as every Review Date under this Lease shall occur or would but for any such disclaimer have occurred (the said new lease and the rights and liabilities thereunder to take effect as from the date of such disclaimer) and the Tenant shall thereupon execute and deliver to the Landlord a counterpart of the new lease in exchange for the relevant lease executed by the Landlord and contemporaneously therewith the Tenant as tenant under the new lease shall pay the first instalments of the rents due thereunder and the Landlord’s solicitors’ proper and reasonable costs of and in connection with the preparation and completion of such new lease

4.	Without prejudice to the generality of the foregoing the Tenant shall further covenant with the Landlord by way of primary obligation and not merely as a guarantor of or collateral to the liability of the Assignee to pay and make good to the Landlord forthwith on demand any losses costs damages and expenses occasioned to the Landlord arising out of or by reason of any default of the Assignee in respect of any of its obligations under the Relevant Covenants during the Relevant Period

5.	The agreement shall contain an agreement and declaration to the effect that any neglect or forbearance on the part of the Landlord in enforcing or giving time for or other indulgence in respect of the observance or performance of any of the Relevant Covenants (other than a release given under seal) and (subject to the provisions of the 1995 Act) any variation of the terms of the Lease shall not release the Tenant from its liability under the covenants or guarantee to be entered into by it in the agreement

EXECUTED as a Deed (but not	)
delivered until the date hereof) by	)
HOGG GROUP PLC in the presence	)
of:	)

Director /s/ Director

Secretary /s/ Secretary